Exhibit 99.2

QUESTCOR, # 4455547

Second Quarter 2011 Results Call

July 26, 2011, 4:30 PM ET

Chairperson: Doug Sherk: (Mgmt.)

Operator:	Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Questcor second quarter conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star, followed by the two and if you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, July 26, 2011.

I would now like to turn the conference over to Mr. Doug Sherk. Please go ahead, sir.

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Doug Sherk:	Thank you, operator and good afternoon everyone. Thank you for joining us today on the Questcor Pharmaceuticals conference call to discuss the second quarter 2011 financial results. This afternoon as the market closed Questcor issued its second quarter earnings release which is posted on the company’s website at www.questcor.com. This call is being broadcast live via webcast with an accompanying slide presentation- a new feature today- an archive of those also will be available at the Questcor website. To access the webcast, including the presentation slide and the archive, go to Questcor’s website at www.questcor.com in the Investor Relations section under “Events and Presentations”. If you are listening via telephone to view the accompanying presentation slide, navigate to the live webcast as noted and choose the No Audio Slides Only option to view the slides in conjunction with the live conference call. There will be a taped replay of this call which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started, I’d like to remind you that during the course of this conference call, the Company will make projections and forward-looking statements regarding future events. We encourage you to review the Company’s past and future filings with the Securities and Exchange Commission, including without limitation, the Company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. With that let me turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey:	Thanks, Doug. Good afternoon, everyone. With me today are several other members of our management team. Three of them will be making prepared remarks. Steve Cartt, our Chief Business Officer, Dr. David Young, our Chief Scientific Officer and Mike Mulroy, our CFO. If you have access to the slides accompanying our remarks today, please note that the headlines from this afternoon’s news release are highlighted on

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the screen. The headlines demonstrate that Questcor had a terrific quarter. Our straightforward strategy to sell more Acthar is delivering exceptional growth. 140% year-over-year growth for Acthar in the MS market is leading the parade. At the same time, our nascent nephrotic syndrome selling effort had a superb full quarter, which effort just started in March of this year. As a result of this success in nephrotic syndrome, or NS, we are immediately and substantially expanding our nephrology selling effort, without decreasing our resources or focus on MS. By substantially, we mean that the calling effort will be increased by over seven times once the added sales representatives are hired and trained.

The exceptional MS and NS sales growth along with a very good infantile spasms, or IS, sales quarter, naturally led to record Acthar vials shipped, record sales and record earnings. In addition, today we are announcing the fourth vertical market we aim to develop for Acthar, which is lupus.

We’ve been steadily growing MS Acthar prescriptions for 14 consecutive quarters. Our key focus for expanding the use of Acthar and the treatment

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of MS exacerbations or relapses drove our year-over-year increase in the number of paid Acthar prescriptions for MS. In the second quarter we had 751 paid MS scripts compared to 304 a year ago.

The dramatic growth in MS prescriptions that emerged in March continued throughout the second quarter. If you look at the green line on this chart, you can see the monthly MS sales levels during the second quarter. The major factor behind the increased prescriptions is the increased productivity of our MS sales force. The chart on your screen now illustrates the strong correlation between sales calls on neurologists and new prescriptions. The drop in sales calls during June was due to our holding a national sales meeting to discuss the nephrology expansion with our entire commercial team.

We believe Acthar’s MS sales performance is being driven by positive patient outcomes and the increasing productivity of our MS sales force. If you annualize the second quarter prescription count, you get about 3,000 Acthar MS prescriptions annually. So that’s approximately 751 times four. While we do not have definitive data on the total number of MS relapse patients for whom steroids are not returning them to an acceptable quality of life, we can safely say that there appears to be ample room for growth for Acthar in this MS market as there are approximately 200,000 relapses annually in the U.S.

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Turning our efforts to build the use of Acthar to treat NS, we generated a substantial increase in new prescriptions in the second quarter. NS is a kidney disorder characterized by a high level of protein in the urine. These NS patients, if not successfully treated, are headed for end-stage renal disease and either dialysis or a kidney transplant. There is a significant unmet need in NS, no standard of care in treatment and the market size looks promising for Questcor.

While the prescription numbers are small, this is where we started with MS just three years ago. For NS we only initiated our dedicated commercial effort in March. The efforts of our five person nephrology dedicated sales team generated 45 new prescriptions in Q2, up from 18 in Q1. Also for comparison, we only received 31 scripts for NS in all of 2010. It is important to note that each NS script generates more net sales than IS or MS due to the higher number of vials needed to complete the treatment for nephrotic syndrome.

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Today, we are announcing the launch of our next vertical market for Acthar—lupus—specifically, Systemic Lupus Erythematosus, or SLE, we’ll just call it lupus. Importantly, Questcor selected SLE as the next target therapeutic and commercial market for Acthar because of the high unmet need for additional treatments in this disease, the serious and difficult to treat nature of SLE, the existence of three on label SLE related Acthar indications and the sizeable SLE patient population.

Now I will turn the call over to Steve Cartt who will provide some color regarding sales and our choice of Lupus. Then, Mike Mulroy will briefly discuss our financial performance and Dr. David Young will discuss our expectations for the new phase IV NS trial. Then I’ll provide a few final remarks and we will open up the call to your questions. Steve?

Steve Cartt:	Thanks, Don. For a moment I’d like to draw your attention back to the MS quarterly sales chart we referred to earlier that is now on your screen. Our specialty sales force of 77 representatives continued to achieve increased acceptance of Acthar among neurologists for the treatment of MS relapses during the second quarter. During the quarter, we shipped a record 751 paid Acthar prescriptions for the treatment of MS relapses. This was an increase of 147% over the year ago period and 48% over the previous quarter. We believe this performance is a strong signal that the sales force continues to gain traction in the MS market at a faster rate than we expected.

In addition to rapid growth, our trends in MS are all very good and indicate that we are building momentum in this key Acthar market. In particular, we appear to have a steadily growing number of both new and repeat prescribers as well as increasingly broad participation from doctors across the country.

As a reminder, we’re promoting Acthar specifically for those MS relapse patients who don’t experience optimal outcomes from IV steroids, the first

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line treatment for MS relapses. Some patients don’t fully respond to steroids, others experience problematic side effects, and still others have trouble using IV steroids due to poor veins. For these three types of patients, Acthar can be a valuable treatment alternative.

Our promotional efforts remain focused on two main goals. One, convincing an increasing number of prescribers about the benefits of using Acthar with their patients; and two, helping doctors, nurses and others in their medical practice become more effective at identifying the right patients for Acthar.

We expect that our increased Acthar sales call activity, further productivity gains by the sales force and our increasingly effective marketing programs, which include the initiation of a direct-to-patient marketing effort, will together drive continued MS sales growth through 2011 and into 2012.

As Don mentioned, we believe we have addressed only a portion of the available MS market that could benefit from Acthar treatment. One statistic that clearly demonstrates this is the number of current Acthar prescribers compared to the total number of MS-treating neurologists. The number of Acthar prescribers in MS has grown steadily but is still only about 500. Given that we are now targeting over 4,000 neurologists for Acthar sales calls, there is significant opportunity over time to move many more neurologists to the Acthar prescriber camp. As a potentially interesting frame of reference, certain other MS drugs that have been actively promoted for several years eventually have achieved a level of usage where 5,000 or more doctors are prescribing. So, based on this and other measures, we believe we still have quite a bit of room to grow Acthar in the MS market.

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Now, I’ll discuss our progress in nephrology while referring to our NS sales chart now on the screen. For a second consecutive quarter, our five person nephrology sales team generated a record number of Acthar prescriptions in nephrotic syndrome. The 45 scripts in the second quarter compares to 18 in the first quarter of 2011 and only 7 in the fourth quarter of 2010. Importantly, there were 37 different nephrologists writing those 45 prescriptions. This compares to only 15 prescribers in the first quarter and seven prescribers in the fourth quarter. So at this very early stage we are seeing a healthy increase in the number of doctors willing to try Acthar on their first patient or two. And keep in mind that this was from the efforts of only five sales people in their first full quarter of selling activity. We are hopeful that prescription activity in nephrology will follow the strong sales trends that we’ve seen in the MS market since 2008.

Based on this strong early Acthar prescription activity, we are immediately expanding this sales team from five to 28 nephrology representatives. We have now appointed a National Sales Director for our Nephrology Sales Force, all four nephrology regional sales managers have been hired, and the filling of new sales positions is well underway. We expect the entire Nephrology Sales Force to be hired, trained and actively promoting Acthar to nephrologists by the end of September.

The slide now on your screen reviews our total sales organization that will be in place at the end of the third quarter. Importantly, the 77 reps in our Specialty Sales Force will remain primarily focused on MS, continuing to spend about 80% of their time calling on MS specialists. However, IS is an entirely different story. Since Acthar is already considered by most child neurologists to be the treatment of choice for IS, we now feel comfortable significantly reducing the overall number of sales calls to child neurologists. During the first two quarters of this year, we had been periodically calling on about 800 child neurologists. Starting July 1, however, we began focusing our remaining IS selling efforts on only about

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100 important children’s hospitals around the country where we believe Acthar could potentially play a much bigger role in the treatment of children with IS. This reduction in time spent on IS sales calls will make time available for our Specialty Sales Force to have a limited but important supportive role in our nephrology sales effort. By expanding our Nephrology Sales Force from 5 to 28, and giving a limited supportive selling role to our Specialty Sales Force of 77, we expect the total number of target nephrologists that we call on to sharply increase to over 3,000 by the end of the third quarter from less than 400 currently. Importantly, the third quarter is being spent hiring and training our new nephrology managers and reps as well as reassigning some currently called on nephrologists to new sales reps. We are also completing basic nephrology training of our existing specialty sales force so that they can become productive calling on their small number of assigned nephrologists which is a new physician audience for them. So, much like the fourth quarter of 2010 was a transition quarter for us in MS due to that sales force expansion, the third quarter is expected to be a transition quarter in nephrology for us as well. We expect that by the end of the third quarter, the number of sales calls in nephrology is going to go up very significantly. And if Acthar is promotion sensitive in nephrotic syndrome the same way it has been in MS, then sales in nephrology should go up too.

One important additional point to make related to MS is the expected flow of vials resulting from a typical nephrotic syndrome prescription. The currently recommended dosing period is six months, during which time about 10 vials is needed if a full course of treatment is utilized. Overall, the average is currently about seven vials total per patient. Not all of these vials are shipped to the patient when the initial prescription is filled. In fact, usually only one or two vials are initially shipped to the patient when the prescription is approved. The rest of the Acthar vials are shipped over the subsequent five or six months as the patient continues with their course of Acthar treatment. So for the 45 new NS prescriptions during the quarter, only a portion of the vials were actually shipped during that quarter. We would expect most of the vials from these 45 new prescriptions to actually be shipped in the third quarter and even into the fourth quarter of this year.

Over the course of the year, if we were to ship 45 NS prescriptions per quarter the way we did in the second quarter, we estimate that the total net sales related to those NS prescriptions once all vials were shipped would be approximately $30 million. Of course, with our dramatically expanded selling effort, we would expect to exceed that figure.

Turning briefly to infantile spasms, during the second quarter, there were a total of 106 commercially paid and shipped prescriptions for Acthar. This represents the highest quarterly prescription level reached for IS since the third quarter of 2008. This is encouraging, but it is also important to remind everyone that historically we have seen significant quarter to

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quarter variability in paid IS prescriptions due to significant quarter to quarter fluctuation in the incidence of this very rare disorder.

As we’ve noted on previous calls, we’ve been conducting in-depth assessments of the other 15 approved Acthar indications. We have now identified SLE as the next possible on-label commercial market for Acthar. We believe that this market has many of the same characteristics, as our other three vertical markets for Acthar, MS, NS and IS.

SLE, commonly referred to simply as lupus, is another difficult-to-treat condition with high unmet medical need, where we believe Acthar has strong potential to bring therapeutic benefit to patients. Lupus is a chronic, auto-immune, inflammatory disease affecting multiple parts of the body, most commonly the joints, skin, kidneys, lungs, central nervous system and blood vessels. The course of the disease is unpredictable and like in MS, patients often experience a relapsing remitting disease pattern. By this I mean that many patients with lupus have periods of time when the disease is in remission followed by times when the disease flares up again. These flare-ups or exacerbations can be severe, prolonged and very debilitating.

Acthar currently has three FDA approved on-label indications associated with lupus. As with MS, Acthar is indicated for use during exacerbations associated with SLE. Unlike in MS, however, Acthar is also approved as a maintenance therapy in SLE. Further still, Acthar is approved for a third lupus related indication, for the remission of proteinuria in nephrotic syndrome associated with lupus erythematosus.

Currently, lupus treatment options are limited. Oral steroids often used chronically and in high doses are the most commonly employed therapeutic approach for both lupus exacerbations and maintenance therapy. Our discussions with lupus experts who continue to be in the field of rheumatology indicate that there is often significant patient resistance to going on high dose steroid therapy due to highly problematic side effects. Based on discussions with lupus experts, we believe this creates a significant commercial opportunity for Acthar due to its on-label indication.

We believe Acthar and lupus represents a substantial market opportunity. The Lupus Foundation of America estimates that 1.5 million Americans have lupus, with SLE specifically accounting for approximately 70% of all cases. We are in the process of estimating the subset of this total patient population that is likely to be appropriate for possible Acthar use.

So to review, we selected lupus as the next possible therapeutic and commercial target for Acthar, because of the high unmet need for additional treatments in this disease, the serious and difficult to treat

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nature of lupus, the existence of multiple on-label SLE related Acthar indications, and the relatively large lupus patient population. In addition, there are distinct parallels between the autoimmune disease processes involved with lupus and our emerging understanding of the multiple mechanisms of action associated with Acthar. Lupus is an autoimmune disease affecting multiple organs or parts of the body. Acthar, as we have now come to understand, can address autoimmune and inflammatory disorders in multiple parts of the body, the central nervous system and kidneys for example. So Acthar could potentially be an ideal drug for a disease like lupus.

Our efforts are already underway to conduct an in depth exploration of the use of Acthar to treat lupus. We continue to speak with rheumatology key opinion leaders to help further assess the opportunity, understand market positioning and determine key factors for commercial success. We are also speaking with lupus experts about how best to have these doctors gain first hand experience using Acthar in treating some other patients, much like we have done in nephrotic syndrome. We are receiving encouraging feedback regarding the potential for Acthar from lupus experts that we have been meeting with and are now exploring the possibility of conducting a clinical study in lupus, which David will comment on in a few minutes. As we gather additional information, we will continue to refine our strategy for this newly identified Acthar market and look forward to updating you on next quarter’s call.

So, let’s summarize. We are very pleased with the robust MS prescription growth during the quarter and expect continued growth during 2011 and into 2012, as a result of the continued sustained sales call activity. Our early prescription trends in nephrology are surprisingly strong, and we are quickly expanding our sales capability in NS, which will result in a dramatic increase in the number of nephrologists that we could call on by the end of the third quarter, just about two months away. The IS business remains stable and paid IS prescriptions in the second quarter were the highest level in nearly three years, and we have now identified lupus as our fourth key market.

So with that, let me turn the call over to David Young, our Chief Scientific Officer. David?

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David Young:	Thank you, Steve. Good afternoon everybody. In parallel with the NS sales effort expansion, we recently initiated the Company’s sponsored Phase IV trial to study Acthar in the treatment of NS associated with treatment resistant idiopathic membranous nephropathy, which is on label.

This is a randomized, double-blind, dose-response study, looking at two different doses of Acthar versus placebo. We are planning for about 84 patients in 35 centers with the end point being the reduction of proteinuria. Our first patient should be screened within the next two or three weeks and we expect to have some results available by the end of 2012. We expect to generate clinical data from this trial that will further support our nephrology selling efforts.

In addition, we are exploring the design of lupus clinical trials with some of the top lupus experts as Steve commented. And we are also now working to better understand the biological effect of Acthar and the potential role of Acthar in the other on-label indications.

Now I’ll turn this over to Mike Mulroy, our CFO. Mike?

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Mike Mulroy:	Thanks David. For the second quarter of 2011, we shipped 2,430 vials compared to 1,680 vials in the year ago period. Medicaid and other reserves in the period were in the normal range and our historic period reserve continues to appear to be adequate.

Net sales increased 62% from the year ago period to a record $46 million. Gross profit margin in the second quarter was 94%. Operating expenses were $22.7 million, up $4.1 million from Q1 levels. Operating expenses in the second quarter increased as we expanded marketing programs for MS and began to incur expenses related to the Phase IV clinical trial in NS. Non-GAAP net income was $15.2 million, or $0.23 per diluted common share. On a GAAP basis, net income for the quarter rose 50% from the same period one year ago to $13.9 million or $0.21 per share.

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We continue to generate strong free cash flows. As of July 15, Questcor’s cash, cash equivalents and short term investments totaled $144 million. Return on equity was 41.7% in the second quarter. We did not repurchase any shares in the second quarter, but remain committed to returning cash to shareholders. And note that we have returned $78.5 million through share repurchases since the beginning of 2008 representing approximately 48% of our operating cash flow over that period.

Now I’ll turn the call back to Don.

Don Bailey:	Thanks Mike. Our go forward plan is extremely simple and remains to sell more Acthar. That is, grow sales in each of our key markets, MS, NS, and IS, and then expand our commercial effort into other Acthar on-label markets and try to generate Acthar usage in those markets.

In the second quarter, we continued our momentum and had increasing sales levels combined with strong profit margins and substantial free cash flow. We’re continuing to focus on MS sales. The commercial team is highly motivated, highly incentivized and highly productive. Based on positive nephrotic syndrome script growth, we are now increasing our focus on nephrotic syndrome sales and are expanding our NS selling efforts. We are applying what we have learned during our four MS sales force increases, so that for nephrotic syndrome, we can accelerate the commercial team build out. Now, we are adding a fourth vertical market, lupus. Of course, we still have over a dozen additional on-label indications for Acthar that we are yet to analyze to determine their commercial potential.

In summary, based on our historical success and especially in light of our record second quarter, we remain excited about Questcor’s prospects going forward. Questcor has grown sales and earnings at a high rate, while

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at the same time generating a large amount of free cash from operations. We believe that we are in a position to continue this trend.

Operator, you may now open up the call for questions.

Operator:	Thank you sir. Ladies and gentlemen, we’ll now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two and if you’re using speaker equipment, you will need to lift the handset before making your selection. Please ask one question and one follow-up, then re-queue for additional questions.

Our first question is from the line of Mario Corso with Caris & Company. Please go ahead.

Mario Corso:	Yes, thanks for taking my question and congratulations on a terrific quarter. A couple of things I wanted to ask about. In MS, do you have a sense of where business is a repeat business versus new business in terms of prescriptions in the quarter? And then also in terms of lupus, do you have a sense of timing at this point in terms of starting a study or potentially getting underway with marketing? And am I accurate in thinking about the commercial potential, would you say that lupus commercial potential is on par with that of MS on a revenue basis? Thanks very much.

Don Bailey:	Okay. So MS, we’re getting very good distribution of MS scripts over doctors. So we have a substantial number of new doctors in the most recent quarter. The distribution is just what you would hope for and just what you would expect. And that distribution is in each of the categories, so for example, new prescribers, prescribers who have written 2 to 4, 5 to 7, 7 to 10, in each of those categories, the numbers are growing. So it’s exactly what you would expect.

As far as lupus timing, I’m going to let the Steve Cartt answer that question.

Steve Cartt:	Sure, Mario, good question. So I think a helpful historical model to look at might be what we’ve done in nephrotic syndrome. It’s been about three years since we initiated that effort, and now we’re kicking off a pretty substantial commercial selling effort in nephrotic syndrome. We went through the process of developing a set of key opinion leaders that we were working with, getting them some experience with the drug and then initiating a few small studies. And we’d like to do the same type of approach with lupus here. We think it makes all the sense in the world. But we would like to compress that timeline. We learned a lot in that three year period with nephrotic syndrome, and we hope to be able to accelerate that pretty significantly.

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Operator:	Thank you. And our next question is from the line of Tim Chiang with CRT Capital Group. Please go ahead.

Tim Chiang:	Hi, thanks. Don, maybe just a follow-up to that comment on lupus, is there anything you can tell us about how many vials it would actually take to treat a lupus patient? Is it too early to come up with an answer to that? I mean is it similar to nephrotic syndrome, where you are using up to 10 vials?

Don Bailey:	That’s an excellent question, and there are a lot of other questions with respect to lupus that we’re just too early to be able to answer. We have introduced lupus to all of you a little earlier than we introduced nephrotic syndrome. So when we introduced nephrotic syndrome a few years ago, we had some of the answers to these questions, but we don’t really have those answers yet on lupus. But we felt that it was important to notify the investment community of this potential because there is such a good looking market here for us.

Tim Chiang:	Maybe just a follow-up then, is there any sort of run rate you can give us in terms of how you see SG&A expenses ramping in the second half of the year with the expansion in the sales force?

Don Bailey:	Yes. So, I’m going to ask Mike Mulroy, our CFO to answer that question.

Mike Mulroy:	Yes, thanks, Don. Tim, we see OpEx growing in the second half. I am not going to give specifics, but a rough range of maybe 10% sequential growth quarter-to-quarter.

Don Bailey:	So that would be 10% in Q3 and another 10% again in Q4. And we were $22 million in the second quarter.

Mike Mulroy:	$22.7 million.

Don Bailey:	So $22.7 million, so $23 million in Q2, so add another $3 million each quarter or so. We are hiring another two dozen plus salespeople.

Operator:	Thank you and our next question is from the line of John Newman with Citadel Securities. Please go ahead.

John Newman:	Hi, Don. Thanks a lot for taking the question, guys. I just wondered, Don, if you could give us a sense as to what you’ve seen in terms of the average vial count for MS players? And then in terms of the sales force expansion that you have planned for nephrotic syndrome, are those going to be 100% dedicated MS reps, similar to what you already have? Thanks.

Don Bailey:	Okay, I’ll answer your first question, John. I will ask Eldon Mayer, our VP of Commercial Ops, to answer the second question. So on the vial count, we reported that MS vials per script are running in the 1.5 to 1.9 range, roughly speaking. And we didn’t see anything different in this

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quarter. So we think it’s approximately stabilized. What we are noticing is a lot of time that second script or second vial or third vial if they are used are used quite a time period after the first vial. So they may be as much as nine months later. So some of the large number of scripts in this quarter will show up with an additional vial later in a subsequent quarter. So Eldon, can you shed a little granularity on the sales force build-out?

Eldon Mayer:	Yes, John. I believe the question was with the 28 reps that we’ll be hiring, are they exclusively dedicated to nephrology? Is that the question?

John Newman:	Yes. Similar to I think the first five that you brought on board, where a lot of them had previous experience in the nephrology field.

Eldon Mayer:	Yeah, that’s exactly right, John. They will be 100% dedicated to nephrology. Also, we’ll be looking for a similar profile with extensive experience, but also the type of individual we know sell Acthar as we learned over the years. I would also say that these five reps were somewhat limited by the size of their territory. They were spending quite a lot of time traveling around and with the expansion these 20 reps should be much more efficient, because their territories will of course be much smaller.

John Newman:	Great. Thank you.

Operator:	Thank you and our next question is from the line of Chris Holterhoff with Oppenheimer & Company. Please go ahead.

Chris Holterhoff:	Thanks for taking my question. Just hope you can give us a sense of what portion of our MS sales force is currently achieving their targeted sales quota?

Don Bailey:	That’s a good question. And the numbers improved in the quarter and it’s now well over two-thirds. It’s actually over a three quarters of the sales force met or exceeded goals in the quarter.

Chris Holterhoff:	Okay and that’s up from about under half of your sales force achieving the quota in the first quarter if I remember correctly?

Don Bailey:	Yes under half exceeded quota in the first quarter, probably about 60% met or exceeded. So it’s definitely up. That’s a significant improvement and we want to give a congrats to our sales forces for achieving that.

Chris Holterhoff:	Okay, thanks. And then, and as I know, it’s still kind of early in the process, but just wondering if you had any updated thoughts regarding conducting a speaker series to promote sales kind of similar to what you did for MS?

Don Bailey:	Yes sure. Let me let Steve Cartt answer that question.

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Steve Cartt:	Yeah Chris, good question. Yeah, I think that’s something we are definitely very interested in. You know we are earlier in the process than we are in MS, of course, and we’ve over the last three years developed a pretty sizable and active speaker program in multiple sclerosis. In NS, we have a smaller group of doctors, very high quality, but a smaller group and we would look to expand that significantly going forward. And then we plan to add doctors to it and increase the level of speaking activity.

Operator:	Thank you and our next question is from the line of Yale Jen with Maxim Group. Please go ahead.

Yale Jen:	Thanks for taking the questions and congratulations on a very good quarter.

Don Bailey:	Thanks, Yale.

Yale Jen:	Just two quick questions. The first one is, could you give me some breakdown in terms of the revenue among IS, MS, and maybe miscellaneous altogether?

Don Bailey:	Sure. So MS is probably now over 60% of our sales. IS remains in the 25% level and the rest is kind of split between NS and other. Though NS is still fairly low, because as Steve pointed out, most of the vials that are going to be issued and shipped with respect to NS will happen in the future. But we are creating a backlog of future business.

Yale Jen:	Okay, great. And just a quick follow-up in terms of how would you generally position the Acthar in the lupus versus lets say Human Genome Sciences’ recent approved drug, how would you see that at this moment?

Don Bailey:	Yes. It’s just too early. It’s an excellent question. It’s just too early, but we would point out that Acthar’s the only drug that’s approved for both maintenance therapy and treatment of exacerbation other than steroids of course.

Yale Jen:	Okay thanks. I’ll get back to the queue.

Operator:	Thank you and our next question is from the line of Biren Amin with Jefferies & Company. Please go ahead.

Biren Amin:	Yeah. Thanks for taking my questions. Congrats on the quarter, Don. Can you maybe enlighten us on the Acthar script trends for July?

Don Bailey:	Sure. That’s an excellent question. I’m going to let Steve take a crack at that one, but there’s nothing unusual going on in the quarter.

Steve Cartt:	Yes. I think that’s right. What we have historically seen is when we’ve had sharp spikes in prescription activity in a particular quarter, that’s generally been followed by in a more modest growth or even flatness. And

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while we didn’t see that in the second quarter, we somewhat expected to see it after the big spike in Q1. We ended up having two back-to-back quarters of sharp growth. Now, question is, would we see that sort of a more modest profile in the Q3? We don’t know, it’s possible. But like Don said, there is nothing unusual. I think what we’re seeing in Q3 is generally consistent with Q2 and there are certainly no surprises.

Biren Amin:	Okay. And your comment on the revenue mix where MS is garnering 60% of the business, I’ve been calculating your average vial per prescription and I believe it’s about 2.3 vials per prescription for this quarter, and it came down sequentially from last quarter, which is 2.7. So I just wanted to figure out what you would attribute that to?

Don Bailey:	More MS sales. I mean I think it’s pretty straightforward. MS is going to have 1.5 to 2 vials per script and IS has 4 or 5. And NS, when the prescription is first filled, there is just one or two vials that go out. So, if we first had a prescription for NS approved on June 1st, you would expect 8 to 10 vials issued in June, one in July, one in August, one in you know and so forth, all the way out through the end of the year. So there is this tail or backlog of future business that’s being built up by these – especially NS scripts, but a little bit with MS. We don’t see that with IS because the vials are all used in a two week period.

Biren Amin:	Okay great. Thanks for taking my question.

Don Bailey:	Sure, Biren.

Operator:	Thank you. Our next question is from the line of Patrick Lin with Primerius Capital. Please go ahead.

Patrick Lin:	Hi, guys. I wanted to just follow-up on the sales force discussion here. On the NS going from the staff of 5 to 28, I think the press release said that many of these sales managers were already hired and then the sales force is underway as far as the hiring. Can you give us sort of background on what the recruiting process is like? Is it easier, more difficult as far as hiring new people? I mean you guys have now been hiring a lot of people in the last couple of years and I’m wondering if that’s getting peoples’ attention. Is it – you guys are more high profile now in terms of recruiting?

Don Bailey:	Yeah, let me let Eldon answer that. But I will tell you that your question is right on point. The phone is ringing off the hook at this point with sales people. I think the word has gotten out that this is a good place to be for sales people. We are a sales company, we are commercially focused, and there’s not that many companies that have that orientation. Eldon?

Eldon Mayer:	Yeah. Patrick, as Don just mentioned, the recruiting and hiring process for our sales managers went very quickly. I mean, first of all our National

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Director of Sales was moved over from a position in the neurology sales force as we previously called it. That happened very quickly and that’s a great fit for us in the leadership position knowing our systems and our product and having some experience with nephrology. He also led the five person nephrology effort. Two of the other managers, one was promoted from the net five, and was tagged early on for that potential. The other was transferred over from our neurology sales force, we thought it was important to have an incumbent who knew our systems, reimbursement in particular. The other two were hired from different nephrology companies, who have many, many years in sales and sales management. I would say about 20 have extensive experience and knowledge in nephrology and contacts with key opinion leaders. So the rest of the process has already gone very quickly. We’ve already hired a number of people, all as I mentioned before with extensive experience in nephrology. We want to get a diverse team, but also people who are right fit for us. So the word is out and a lot of people view us as an attractive company to join and a good opportunity in nephrology. So we anticipate things will go pretty quickly.

Patrick Lin:	Great thank you.

Operator:	Thank you and ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time and if you are using a speaker phone today you will need to lift the handset before making your selection.

Our next question is a follow-up from the line of Tim Chiang. Please go ahead.

Tim Chiang:	Hi, thanks. Don, I wanted to go back to the lupus indication. Steven, you talked a little bit about how it’s going to be a similar pathway as nephrotic syndrome. I mean how important will it be to run pilot trials here? And is it – I mean I know you’ve talked about it being too early to sort of segment what sort of patient you’re looking at, but I would imagine it’s going to be patients that avail steroid treatment, is that right?

Don Bailey:	Well, steroid treatment as the standard of care with lupus so about all I’ve seen on our plan to get some data.

Steve Cartt:	Tim, that’s a great question. It’s one that we are sorting through ourselves at the moment. With the multiple indications in lupus, we need to really think and make sure that we’re doing the right things to really develop this market for Acthar. There is a enormous amount of steroid used in treating lupus patients, in maintenance in lupus and in flares in lupus as well, which is very different than what we see in MS. So we’re looking at both of those potentials and there are probably multiple types of studies we can do, which is very different than what we see in MS. We really need to sort through those possible opportunities and select the ones that are going to have the most commercial potential for us and the

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ones we can actually get done the fastest as well. So we’re sorting through those questions right now. We see a number of avenues we can go down and we’re just in the process of picking what should be the most effective and efficient.

Tim Chiang:	Okay great and I think you had said previously, I think last quarter, that you were going to start a phase two trial and on diabetic nephropathy and I’m just wondering if that’s still going to happen.

Don Bailey:	That’s a good question and Dr. Young, are you still on the line? Can you give us a little insight there?

David Young:	Yes. Well, actually, what’s going on is that as we said before, we’re in discussion with the Food and Drug Administration as well as our key opinion leaders regarding diabetic nephropathy, and we’re still in the middle of that right now. Hopefully in the next few months or so. we’ll be able to define better what the FDA wants and what our thought leaders want and then make a decision if we’re going to move forward from that point.

Tim Chiang:	Okay, great. Thanks.

Operator:	Thank you and our next question is a follow-up from the line of John Newman. Please go ahead.

John Newman:	All right. Thanks for taking my follow-up question. I just wondered if Don if you could remind us as a percentage of prescriptions, how does MS compare in terms of the percent that goes through Medicaid versus MS flares and IS? And also I had this kind of a housekeeping question on your balance sheet. It looks like the accounts receivable is growing a little bit. Just curious as to whether or not there was any stocking at any of the distributors? I know that’s a little bit hard to track but just thought I would ask. Thanks.

Don Bailey:	Okay. I’ll answer the first one and let Mike answer the last one. So the percentage of Medicaid patients in adults is typically around 10%, so that would apply to both MS and NS. But the percentage of infants that are in Medicaid is much higher. It’s almost half, like 45%. So as our mix of business moves to a greater portion of adult population diseases, we would expect our sales reserves as a percent of gross sales to come down a little bit. And indeed, year-over-year, they dropped from 27% to 23%. So Mike, can you answer the question about accounts receivable?

Mike Mulroy:	Yes, just a snapshot issue on the balance sheet for a point in time, a lot of that already flushed through. So, there’s really no story there.

John Newman:	Great. Thank you.

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Don Bailey:	So you could see, John, the difference between the cash we put in the balance sheet – or the cash we put in the press release versus the cash that shows up on the June 30. There was an increment of almost $15 million.

Operator:	Thank you and our next question is a follow-up from Yale Jen. Please go ahead.

Yale Jen:	Yes. Thanks for taking my follow-up questions. Just the experience for promoting the IS – I’m sorry, MS versus the NS, is there nuances or new insight you gained since the last quarter has been doing very well and any of this experience is going to carry forward, what some specifics might be? Thanks.

Don Bailey:	Okay. So your question is, we appear to be doing a lot better in MS. So what’s going on there, where are the productivity gains coming from and does that experience apply over to MS? Is that kind of your question?

Yale Jen:	Simply just what is the difference in terms of in your experience so far promoting to the NS versus to the MS at this moment, and what those – I assume those new insights you gained from MS extended to the new sales force and that would be helping to increase the revenue.

Don Bailey:	Okay. I’ll let Steve answer that. He’s going to compare selling MS to selling NS a little bit.

Steve Cartt:	Yeah, Yale, the big thing we’ve learned, and this applies to both MS and NS, it’s not universally the case but in general when we brought in people who were very experienced in one therapeutic area and they brought the relationships that were already established over to Acthar, it’s really helped with the acceleration of prescription uptake.

So we saw that with the sales force expansion in MS when we brought a whole new group that is very experienced in MS in the fourth quarter. We saw a nice spike in Q1 and Q2 in prescriptions. So we brought in some very experienced nephrology reps into the group of five, and they brought along quite a few good contacts, well established understanding of this market, and we saw the results in Q2 of this group of five.

So as Eldon mentioned earlier, we’re starting to understand the right kinds of people to bring in that can sell effectively in NS just like we did in MS. And so we’re targeting experienced nephrology reps, and we’re getting a lot of interest. And so far we’re ramping up that new sales force pretty quickly.

Yale Jen:	Thanks.

Operator:	Thank you and our next question is from the line of Mario Corso. Please go ahead.

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Mario Corso:	Thanks for taking my follow-up. Just on the lupus side of things, not that you don’t have enough on your plate, but one thing I was thinking about is, as you endeavor with rheumatologists on the lupus side, given that rheumatoid arthritis is on the label as well, are you going to look at that peripherally, research that at all at the same time? And then for initial commercial sales in lupus, should we be thinking the 2013, 2014 kind of timeframe for modeling? Again, thanks a lot.

Don Bailey:	Okay. So the first question, while it’s tempting to try to take a look at rheumatoid arthritis at the same time, that’s not going to be our focus. We’re concerned if we do that we’ll divert and dilute our progress on lupus. Now, I think if rheumatologist start using Acthar for lupus and have good results, maybe some of them will – it will be a short trip across the boulevard over to rheumatoid arthritis, so I would say that.

As far as when, your guess is as good as ours, frankly, because right now we’re just at the very front edge of this. Certainly, we would hope to have some sales by the end of next year, but we just don’t have enough visibility. Right now we have a thesis that Acthar should work in lupus but we need to get some clinical experience to find out what’s really going on there. So it could take some time or it could happen quickly, we just don’t really know.

Operator:	Thank you and that does conclude the question and answer session. I would now like to turn the call back over to management for closing remarks.

Don Bailey:	Thanks everybody for attending. We were excited about the quarter and look forward to speaking with you over the next several months. Bye bye.

Operator:	Ladies and gentlemen, that does conclude the Questcore second quarter conference call. If you’d like to listen to a replay of today’s conference, please dial 1-800-406-7325, or 303-590-3030 with the access code of 4455547. ACT would like to thank you for your participation, you may now disconnect.

END

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